EXHIBIT 99.1
                                                                  ------------

                                  Nestor, Inc.
                              400 Massasoit Avenue
                                   Suite 200
                           East Providence, RI 02914
                               Ph: (401) 434-5522
                              Fax: (401) 434-5809
                                 www.nestor.com



FOR IMMEDIATE RELEASE


CONTACT:   Nigel P. Hebborn, President
           (401) 434-5522 ext. 714



                   NESTOR CLOSES SECOND ROUND EQUITY FINANCING
                   -------------------------------------------


PROVIDENCE, RI - April 16, 2003 - Nestor, Inc. (OTC: NEST) is pleased to announce the successful second closing of equity financing from Silver Star Partners I, LLC. This latest round of capital, bringing Silver Star's total investment to $4.3 million, gives Nestor and its subsidiary, Nestor Traffic Systems, Inc., the financial strength to continue fulfillment of its order backlog and successfully deliver its CrossingGuard(R) product to municipalities across the country.

Over the past two months, Nestor Traffic Systems has completed installation of eleven new approaches in the cities of Fullerton, Cerritos, Long Beach, Montclair, and Pasadena, California. In addition, design and installation of over forty new approaches has begun and is on schedule to be installed by September 2003.

Nigel Hebborn, CEO of Nestor Traffic Systems stated, "The financial backing provided by Silver Star Partners has enabled Nestor to accelerate its installation schedule and refocus its efforts on bringing its traffic safety solutions to market. The financing will also allow us to expand our sales and marketing efforts to support a growing interest in red light enforcement and safety programs."

Nestor, Inc., through its wholly owned subsidiary, Nestor Traffic Systems, is an emerging leader in providing innovative, video-based monitoring systems and services for traffic safety. Its products incorporate Nestor's patented image processing technology into intelligent, real-time solutions that promote traffic efficiency and intersection safety.

Certain information in this press release includes forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. Although the Company believes that the expectations are based upon reasonable assumptions, it can give no assurance that its expectations will be achieved.


CrossingGuard is a registered trademark of Nestor Traffic Systems, Inc.

                                     # # #